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Melissa Trombetta (Investors)
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Mylan Reports Full Year and Fourth Quarter 2017 Results and Provides 2018 Guidance
HERTFORDSHIRE, ENGLAND AND PITTSBURGH - February 28, 2018 - Mylan N.V. (NASDAQ: MYL) today announced its financial results for the year ended December 31, 2017 and Fourth Quarter 2017 and provided 2018 guidance.
Full Year 2017 Financial Highlights

•	Total revenues of $11.91 billion, up 8% compared to the prior year

◦	North America segment third party net sales of $4.97 billion, down 12%; unchanged compared to 2016 when excluding the decrease in sales of the EpiPen® Auto-Injector of approximately $655.4 million

◦	Europe segment third party net sales of $3.96 billion, up 34%

◦	Rest of World segment third party net sales of $2.83 billion, up 19%

•	U.S. GAAP EPS of $1.30, up 41% compared to the prior year

•	Adjusted EPS of $4.56, down 7% compared to the prior year

•	U.S. GAAP cash provided by operating activities of $2.06 billion, up 1% compared to the prior year

•	Adjusted free cash flow of $2.63 billion, up 23% compared to the prior year

•
During 2017, the Company repurchased approximately 12.4 million ordinary shares at a cost of approximately $500.2 million under its previously approved share repurchase program. In January 2018, the Company repurchased an additional 9.8 million ordinary shares at a cost of approximately $432.0 million and completed that share repurchase program.

Fourth Quarter 2017 Financial Highlights

•	Total revenues of $3.24 billion, down 1% compared to the prior year period

◦	North America segment third party net sales of $1.30 billion, down 17%; and down approximately 8% excluding the decrease in sales of the EpiPen® Auto-Injector of approximately $131.9 million

◦	Europe segment third party net sales of $1.07 billion, up 16%

◦	Rest of World segment third party net sales of $815.7 million, up 12%

•	U.S. GAAP diluted earnings per ordinary share ("U.S. GAAP EPS") of $0.46, down 41% over the prior year period.

•	Adjusted diluted earnings per ordinary share ("adjusted EPS") of $1.43 in line with our expectations, down 9% over the prior year period.
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
Mylan CEO Heather Bresch commented, "Mylan's business continues to deliver solid results and I am pleased once again to provide a strong outlook for growth, especially given the U.S. environment. Our performance is a testament to the strength, diversification and resilience of our unique global platform, and it demonstrates that Mylan truly is built to last. In 2017, we delivered an 8% increase in total revenues year over year, as strong performances by our Europe and Rest of World segments more than offset ongoing volatility across the healthcare industry in the U.S. marketplace. Adjusted EPS fell 7% compared to 2016, as we absorbed a decline in profitability of approximately $500 million associated with the rebasing of EpiPen, while adjusted free cash flows grew more than 20% year over year, to $2.63 billion.

“We’re anticipating a strong financial performance in 2018, with revenues of $11.75 billion to $13.25 billion, representing year-over-year growth of approximately 5% at the midpoint, and adjusted EPS in the range of $5.20 to $5.60, representing year-over-year growth of approximately 18% at the midpoint. As important, we look forward to continuing to lead the charge to break down barriers to access to affordable medicine around the world.”

President Rajiv Malik said, "2017 clearly demonstrated the strength of our scientific, clinical, regulatory, and intellectual property capabilities and the positive momentum we have built to bring complex products to the market. We realized many opportunities incubated over the last several years, including key product approvals like the first 40 mg/mL strength of glatiramer acetate in the U.S. and Europe, trastuzumab, the first biosimilar to Herceptin® for the U.S. market as well as the first generic version of Allergan's Estrace® Cream. We have also created a diversified commercial platform across geographies and channels with a differentiated and durable product portfolio. This unique platform makes us a partner of choice for our customers around the globe.”

“2018 will be a year of execution, including our expectation of significant launches such as generic Advair® in the U.S. and pegfilgrastim, our first biosimilar launch in the U.S., insulin glargine in Europe and hundreds more across the globe. We will continue to execute integration activities to further optimize our cost structure. At the same time, we will be strategically reinvesting in our business, especially in areas such as sales and marketing and lifecycle management of several global key products, all supported by our ONE Mylan approach across geographies and channels.”

Mylan CFO Ken Parks added, "In 2017, Mylan once again benefited from our diversified global platform which drove significant cash flow generation. Our adjusted free cash flow increased 23% to $2.63 billion.  In 2018, we remain committed to deleveraging, while allowing for financial flexibility as we continue to execute on our business plan, and maintaining our commitment to an investment grade credit rating."

Financial Summary

	Three Months Ended			Year Ended
	December 31,			December 31,
(Unaudited; in millions, except per share amounts and %s)	2017	2016	Percent Change	2017	2016	Percent Change
Total Revenues	$3,238.9	$3,267.8	(1)%	$11,907.7	$11,076.9	8%
North America	1,302.9	1,565.0	(17)%	4,969.6	5,629.5	(12)%
Europe	1,071.2	927.4	16%	3,958.3	2,953.8	34%
Rest of World	815.7	729.2	12%	2,832.1	2,383.8	19%
Other Revenues	49.1	46.2	6%	147.7	109.8	35%

US GAAP Gross Profit	1,294.6	1,335.0	(3)%	4,783.1	4,697.0	2%
US GAAP Gross Margin	40.0%	40.9%		40.2%	42.4%
Adjusted Gross Profit (1)	1,797.5	1,848.1	(3)%	6,419.2	6,212.5	3%
Adjusted Gross Margin (1)	55.5%	56.6%		53.9%	56.1%

US GAAP Net Earnings (Loss)	244.3	417.5	(41)%	696.0	480.0	45%
US GAAP EPS	$0.46	$0.78	(41)%	$1.30	$0.92	41%
Adjusted Net Earnings (1)	765.3	842.2	(9)%	2,444.8	2,547.3	(4)%
Adjusted EPS (1)	$1.43	$1.57	(9)%	$4.56	$4.89	(7)%

EBITDA (1)	$962.2	$878.5	10%	$3,301.4	$2,212.3	49%
Adjusted EBITDA (1)	$1,123.6	$1,211.9	(7)%	$3,791.0	$3,678.1	3%
___________

(1)	Non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Fourth Quarter 2017 Financial Results
Total revenues were $3.24 billion in the fourth quarter of 2017, compared to $3.27 billion in the prior year period. Third party net sales for the current quarter were $3.19 billion compared to $3.22 billion for the prior year period, a decrease of $31.8 million, or 1%. Below is a summary of third party net sales in each of our segments for the three months ended December 31, 2017:

•
Third party net sales in the North America segment totaled $1.30 billion, a decrease of $262.1 million or 17% from the prior year period. Third party net sales were negatively impacted in the current quarter due to a decline in sales of existing products as a result of lower pricing and volume, partially offset by new product introductions. As anticipated, our North American generics business experienced higher price erosion than in previous quarters, including the impact of the loss of market exclusivity of olmesartan and olmesartan HCTZ. Sales of the EpiPen® Auto-Injector declined in the current quarter by $131.9 million as a result of the impact of the launch of the authorized generic, higher governmental rebates as a result of Mylan agreeing to the terms of a $465 million settlement with the U.S. Department of Justice and other government agencies related to the classification of the EpiPen® Auto-Injector for purposes of the Medicaid Drug Rebate Program (the "Medicaid Drug Rebate Program Settlement") and increased competition. The impact of foreign currency translation on current period third party net sales was not significant.

•
Partially offsetting the decrease in North America was third party net sales growth in the Europe segment of $143.8 million, or 16% in the current quarter. Third party net sales in Europe totaled $1.1 billion in the current quarter. The increase was primarily the result of new product introductions across the region combined with favorable volume and pricing on existing products. The favorable impact of foreign currency translation on current period third party net sales was $87.4 million or 9%.

•
Third party net sales in the Rest of World segment totaled $815.7 million in the current quarter, an increase of  $86.5 million, or 12%. This increase was primarily driven by new products and increased net sales from our anti-retroviral ("ARV") franchise and higher sales in emerging markets, which were driven primarily by higher volumes. These increases were partially offset by lower pricing in the region. The favorable impact of foreign currency translation was $25.1 million, or 3%.

Other third party revenues for the current quarter were $49.1 million compared to $46.2 million in the prior year period, an increase of $2.9 million, which was principally due to an increase in royalty income.
Gross profit was $1.29 billion and $1.34 billion for the fourth quarter of 2017 and 2016, respectively. Gross margins were 40% and 41% in the fourth quarter of 2017 and 2016, respectively. Adjusted gross profit was $1.80 billion and adjusted gross margins were 55% for the fourth quarter of 2017 compared to adjusted gross profit of $1.85 billion and adjusted gross margins of 57% in the prior year period. Gross margins and adjusted gross margins were negatively impacted in the current quarter as a result of lower gross profit from the sales of existing products in North America, including the EpiPen® Auto-Injector, partially offset by contributions from new products.
R&D expense for the fourth quarter ended December 31, 2017 was $202.4 million, compared to $194.6 million for the prior year period. This increase was primarily due to the timing of expenditures for certain clinical activities and expenses related to the Company's collaboration with Momenta Pharmaceuticals, Inc. ("Momenta").
SG&A expense for the fourth quarter ended December 31, 2017 was $659.1 million, compared to $708.5 million for the prior year period. The decrease from the comparable prior year period was primarily due to lower restructuring related costs and the positive impact of integration activities in the current quarter.
Litigation settlements and other contingencies, net for the fourth quarter ended December 31, 2017 was $12.7 million, compared to $116.1 million for the prior year period. The decrease from the comparable prior year period was primarily a result of the prior year litigation charge for the modafinil antitrust litigation matter.
U.S. GAAP net earnings decreased by $173.2 million to $244.3 million for the three months ended December 31, 2017, compared to net earnings of $417.5 million for the prior year period and U.S. GAAP EPS decreased to $0.46 from $0.78 in the prior year period. The reduction in U.S. GAAP net earnings is principally the result of the recognition of a tax benefit in the prior year of $192.6 million as compared to tax expense in the current period of $82.8 million, which also includes the provisional impact of $128.6 million related to the enactment of the Tax Cuts and Jobs Act of 2017. U.S. GAAP earnings before income taxes increased in the current quarter by approximately $102.2 million as a result of lower operating expenses as discussed above. Adjusted net earnings decreased by $76.9 million to $765.3 million as compared to $842.2 million for the prior year period and Adjusted EPS decreased to $1.43 from $1.57 in the prior year period mainly driven by lower gross profit from net sales in North America partially offset by the impact of integration activities.
EBITDA was $962.2 million for the current quarter and $878.5 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.12 billion for the current quarter and $1.21 billion for the comparable prior year period.

Year Ended December 31, 2017 Financial Results
For the year ended December 31, 2017, Mylan reported total revenues of $11.91 billion, compared to $11.08 billion for the prior year period, representing an increase of $830.8 million, or 8%. Third party net sales for the year ended December 31, 2017 were $11.76 billion, compared to $10.97 billion for the prior year period, representing an increase of $792.9 million, or 7%. Contributing to the overall increase in total revenues were incremental net sales from the acquisitions of Meda AB (publ) ("Meda") and the non-sterile, topicals-focused business (the "Topicals Business") of Renaissance Acquisition Holdings, LLC totaling approximately $1.41 billion. This increase was partially offset by a net decrease in net sales from existing products and lower new product introductions of approximately $764.1 million. Below is a summary of third party net sales in each of our segments for the year ended December 31, 2017:

•
Third party net sales in the North America segment totaled $4.97 billion, a decrease of $659.9 million or 12% from the prior year. Net sales of existing products decreased principally due to lower pricing and, to a lesser extent, lower volume. This was partially offset by incremental net sales from the acquisitions of Meda and the Topicals Business, totaling approximately $340.0 million. For the year ended December 31, 2017, as anticipated, the U.S. generics products experienced price erosion in the high-single-digits, which includes the impact of loss of exclusivity of armodafinil, olmesartan and olmesartan HCTZ during 2017. Sales of the EpiPen® Auto-Injector declined approximately $655.4 million from the prior year as a result of the impact of the launch of the authorized generic, higher governmental rebates as a result of the Medicaid

Drug Rebate Program Settlement, and increased competition. Excluding the negative impact of the lower sales of the EpiPen® Auto-Injector of approximately $655.4 million, overall third-party sales in North America were unchanged in 2017 compared with 2016. The impact of foreign currency translation on current period third party net sales was insignificant within North America.

•
Third party net sales in the Europe segment totaled $3.96 billion, an increase of $1.00 billion or 34% from the prior year. This increase was primarily the result of incremental net sales from the acquisition of Meda of approximately $833.2 million during the year ended December 31, 2017. Net sales of existing products increased primarily as a result of sales of new products and favorable pricing and volume. The favorable impact of foreign currency translation on current period third party net sales was $89.7 million, or 3%. Constant currency third party net sales increased by approximately $914.8 million, or 31% when compared to the prior year.

•
Third party net sales in the Rest of World segment totaled $2.83 billion, an increase of $448.3 million or 19% from the prior year. This increase was primarily the result of incremental net sales from the acquisition of Meda totaling approximately $229.2 million. In addition, net sales from existing products increased principally as a result of higher volume, particularly from our ARV franchise, and to a lesser extent in Australia and emerging markets. Throughout the segment, higher volumes and sales of new products more than offset lower pricing. The favorable impact of foreign currency translation was $52.2 million, or 2%. Constant currency third party net sales increased by approximately $396.1 million, or 17%.

Other third party revenues for the year ended December 31, 2017 were $147.7 million, compared to $109.8 million for the prior year period, an increase of $37.9 million. The increase in other third party revenues was principally the result of an increase in royalty income from arrangements acquired in the Meda acquisition.
Gross profit for the year ended December 31, 2017 was $4.78 billion and gross margins were 40%. For the year ended December 31, 2016, gross profit was $4.70 billion and gross margins were 42%. Gross margins were negatively impacted in the current period by incremental amortization expense as a result of the acquisitions of Meda and the Topicals Business and by lower gross profit from the sales of existing products in North America, including the EpiPen® Auto-Injector, partially offset by the contributions from the acquired businesses. Adjusted gross profit was $6.42 billion and adjusted gross margins were approximately 54% for the year ended December 31, 2017, compared to adjusted gross profit of $6.21 billion and adjusted gross margins of approximately 56% for the year ended December 31, 2016. Adjusted gross margins were negatively impacted in the current period as a result of lower gross profit from the sales of existing products in North America, partially offset by the contributions from the acquired businesses.
R&D expense for the year ended December 31, 2017 was $783.3 million, compared to $826.8 million for the prior year, a decrease of $43.5 million. The decrease was due to lower spending when compared to the prior year as a result of the Company’s reprioritization of global programs. Partially offsetting this decrease was the impact from incremental R&D expense related to the acquisitions of Meda and the Topicals Business of approximately $45.4 million in the current year.
SG&A expense for the year ended December 31, 2017 was $2.58 billion, compared to $2.50 billion for the prior year, an increase of $79.7 million. The increase is due primarily to additional incremental expense related to the acquisitions of Meda and the Topicals Business which increased SG&A by approximately $213.1 million. Restructuring charges recorded in SG&A were $133.6 million and $113.1 million, respectively, for the years ended December 31, 2017 and 2016. Partially offsetting these increases were acquisition related costs which were $110.8 million lower than the prior year as well as the year over year benefit of integration activities.
Litigation settlements and other contingencies, net decreased from the prior year period primarily due to the prior year charges for the Medicaid Drug Rebate Program Settlement and the modafinil antitrust litigation matter and the recognition in the current year of a net gain in fair value adjustments related to contingent consideration liabilities.
U.S. GAAP net earnings increased by $216.0 million to $696.0 million for the year ended December 31, 2017, compared to $480.0 million for the prior year. U.S. GAAP EPS increased from $0.92 to $1.30 in the current year. Adjusted net earnings decreased to $2.44 billion in the current year from $2.55 billion in the prior year and Adjusted EPS decreased to $4.56 in the current year from $4.89 in the prior year primarily driven by the lower gross profit from the sales of existing products in North America, partially offset by the contributions from the acquired businesses and the impact of integration activities.
EBITDA was $3.30 billion for the year ended December 31, 2017, and $2.21 billion for the prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $3.79 billion for the year ended December 31, 2017 and $3.68 billion for the prior year period.
Cash Flow
U.S. GAAP net cash provided by operating activities was $2.06 billion for the year ended December 31, 2017 compared to $2.05 billion for the prior year period. Capital expenditures were approximately $275.9 million for the year ended December 31, 2017 compared to approximately $390.4 million for the prior year period. Adjusted net cash provided by operating activities was $2.88 billion for the year ended December 31, 2017 compared to $2.52 billion for the prior year, driven by higher litigation and restructuring payments partially offset by lower acquisition related payments. Adjusted free cash flow, defined as adjusted net cash provided by operating activities less capital expenditures, net of proceeds from certain asset sales, was $2.63 billion for the year ended December 31, 2017, compared to $2.13 billion in the prior year. The increase in 2017 to adjusted free cash flow was driven primarily by the change in adjusted net cash provided by operating activities and lower capital expenditures.
Guidance
Mylan expects 2018 total revenues in the range of $11.75 billion to $13.25 billion, the midpoint of which represents an increase of 5% versus 2017. As discussed in the "Non-GAAP Financial Measures" section below, Mylan is not otherwise providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure. Adjusted EPS is expected to be in the range of $5.20 to $5.60, the midpoint of which represents an increase of 18% versus 2017.
The following table provides a summary of Mylan's 2018 full year guidance ranges.
Full Year 2018 Financial Guidance

(In millions, except for Adjusted EPS and %s)	2018 Guidance Range	2018 Midpoint
Total Revenues	$11,750 - $13,250	$12,500
Adjusted Gross Margins	55.0% - 56.5%	55.75%
Adjusted R&D as % of Total Revenues	5.0% - 6.0%	5.50%
Adjusted SG&A as % of Total Revenues	17.5% - 20.0%	18.75%
Adjusted EBITDA	$4,000 - $4,500	$4,250
Adjusted Net Earnings	$2,700 - $2,900	$2,800
Adjusted EPS	$5.20 - $5.60	$5.40
Capital Expenditures	$300 - $500	$400
Adjusted Free Cash Flow	$2,100 - $2,500	$2,300
Adjusted Effective Tax Rate	17.5% - 19.0%	18.25%
Average Diluted Shares Outstanding	520.0 - 525.0	522.5

Key Exchange Rates Used for 2018 Guidance
Australian Dollar ($ / AUD)	1.27
British Pound ($ / GBP)	0.77
Canadian Dollar ($ / CAD)	1.27
Euro ($ / EUR)	0.85
Indian Rupee (INR / $)	65.00
Japanese Yen (JPY / $)	114.00

Conference Call
As previously announced, Mylan N.V. will host a webcast at 5:00 p.m. ET today, to discuss the Company's financial results for the fourth quarter and year ended December 31, 2017, along with financial guidance for 2018. The webcast can be accessed live by calling 800.514.4861 or 678.809.2405 for international callers (ID#: 4095484) or at the following address on the Company's website: investor.mylan.com.  A replay of the webcast also will be available on the website.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, constant currency third party net sales from North America, constant currency third party net sales from Europe, constant currency third party net sales from Rest of World, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted R&D, adjusted SG&A, adjusted R&D as a % of total revenues, adjusted SG&A as a % of total revenues, adjusted effective tax rate, adjusted net cash provided by operating activities and adjusted free cash flow are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using the adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues and third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares third party net sales on an actual and constant currency basis for each reportable segment for the quarters and years ended December 31, 2017 and 2016. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-- Use of Non-GAAP Financial Measures section of Mylan’s Annual Report on Form 10-K for the year ended December 31, 2017.
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Reconciliation of Adjusted Net Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings and U.S. GAAP EPS to adjusted net earnings and adjusted EPS for the three months and year ended December 31, 2017 compared to the prior year period:

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except per share amounts)	2017		2016		2017		2016
U.S. GAAP net earnings and U.S. GAAP diluted earnings per share	$244.3	$0.46	$417.5	$0.78	$696.0	$1.30	$480.0	$0.92
Purchase accounting related amortization (primarily included in cost of sales) (a)	454.8		480.5		1,529.7		1,412.3
Litigation settlements and other contingencies, net (b)	12.7		116.2		(13.1)		672.5
Interest expense (primarily related to clean energy investment financing)	4.7		5.1		19.5		22.9
Interest expense related to the accretion of contingent consideration liabilities	5.4		11.0		27.6		42.8
Clean energy investments pre-tax (income) loss (c)	(19.2)		22.9		47.1		92.3
Acquisition related costs (primarily included in SG&A and cost of sales) (d)	9.7		5.5		70.1		335.3
Restructuring related costs (e)	75.2		110.1		188.0		149.7
Other special items included in:
Cost of sales	25.2		10.6		64.4		44.6
Research and development expense (f)	27.7		22.8		117.7		121.3
Selling, general and administrative expense	1.1		12.8		13.7		35.5
Other expense, net	8.9		(19.8)		13.8		(18.4)
Tax effect of the above items and other income tax related items	(85.2)		(353.0)		(329.7)		(843.5)
Adjusted net earnings and adjusted EPS	$765.3	$1.43	$842.2	$1.57	$2,444.8	$4.56	$2,547.3	$4.89
Weighted average diluted ordinary shares outstanding	535.7		536.5		536.7		520.5
____________
Significant items for the three months and year ended December 31, 2017 include the following:

(a)
The increase in purchase accounting related amortization for the current year is due to the incremental amortization expense associated with the intangible assets related to the Topicals Business and Meda acquisitions. The fourth quarter of 2017 includes intangible asset impairment charges of approximately $61.6 million. The fourth quarter of 2016 includes amortization of the purchase accounting inventory fair value adjustments for Meda and the Topicals Business totaling approximately $121.3 million, and intangible asset impairment charges of approximately $68.3 million.

(b)	The net gain for the current year is the result of a net gain of $64.2 million for contingent consideration fair value adjustments offset by a charge of $51.1 million related to litigation matters.

(c)	The fourth quarter 2017 includes a net gain of $42.2 million for the reduction of long-term obligations as a result of a decline in production levels at certain of the related clean energy facilities.

(d)
Acquisition related costs incurred in 2016 primarily relate to the acquisition of the Topicals Business (June 2016) and costs related to the Meda acquisition (August 2016). These costs primarily related to consulting, professional, and legal costs. Acquisition related costs incurred in 2017 consist primarily of integration activities.

(e)	For the year ended December 31, 2017, approximately $46.0 million is included in cost of sales, $8.4 million is included in R&D and $133.6 million is included in SG&A.

(f)
R&D expense for the year ended December 31, 2017 includes $31.9 million related to Momenta collaboration expense. The remaining activity for the year relates to upfront expense of $50.2 million related to a joint development and marketing agreement for a respiratory product and also related to several smaller collaboration agreements.

Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three months and year ended December 31, 2017 compared to the prior year period (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. GAAP net earnings	$244.3	$417.5	$696.0	$480.0
Add adjustments:
Net contribution attributable to equity method investments	(19.2)	27.2	58.0	112.8
Income tax provision (benefit)	82.8	(192.6)	207.0	(358.3)
Interest expense	128.3	149.8	534.6	454.8
Depreciation and amortization	526.0	476.6	1,805.8	1,523.0
EBITDA	$962.2	$878.5	$3,301.4	$2,212.3
Add / (deduct) adjustments:
Share-based compensation expense	10.5	17.8	74.7	88.9
Litigation settlements and other contingencies, net	12.7	116.1	(13.1)	672.5
Restructuring & other special items	138.2	199.5	428.0	704.4
Adjusted EBITDA	$1,123.6	$1,211.9	$3,791.0	$3,678.1
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which more than 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.mylan.com.
FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, Mylan’s 2018 financial guidance; that Mylan’s performance is a testament to the strength, diversification and resilience of our unique global platform, and it demonstrates that Mylan truly is built to last; that Mylan is anticipating a strong financial performance in 2018, with revenues of $11.75 billion to $13.25 billion, representing year-over-year growth of approximately 5% at the midpoint, and adjusted EPS in the range of $5.20 to $5.60, representing year-over-year growth of approximately 18% at the midpoint; that Mylan looks forward to continuing to lead the charge to break down barriers to access to affordable medicine around the world; that 2018 will be a year of execution, including significant launches such as generic Advair in the U.S. and pegfilgrastim, our first biosimilar launch in the U.S., insulin glargine in Europe and hundreds more across the globe; that Mylan will continue to execute on integration activities while leveraging our differentiated platform cost structure; that we will be strategically reinvesting in our business, especially in areas such as sales and marketing and lifecycle management of several global key products, all supported by our ONE Mylan approach across geographies and channels; that in 2018, Mylan remains committed to deleveraging, while allowing for financial flexibility as we continue to execute on our business plan, and maintaining our commitment to an investment grade credit rating. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target,” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments of acquisitions, including Mylan's acquisition of Mylan Inc. and Abbott Laboratories' non-U.S. developed markets specialty and branded generics business; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; actions and decisions of healthcare and pharmaceutical regulators; the integration of acquired businesses or assets being more difficult, time-consuming, or costly than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following acquisitions; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with acquisitions and the December 2016 announced restructuring programs in certain locations, within the expected time-frames or at all; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan's ability to bring new products, including but not limited to generic Advair and Glatiramer Acetate Injection 20 mg/mL and 40 mg/mL, to market, including ongoing and unresolved allegations of patent infringement around our launch of Glatiramer Acetate Injection 40 mg/mL; success of clinical trials and Mylan's ability to execute on new product opportunities, including but not limited to generic Advair and Glatiramer Acetate Injection 20 mg/mL and 40 mg/mL; any changes in or difficulties with our inventory of, and the ability of Meridian Medical Technologies, a Pfizer Inc. company, to supply us with, or ability to distribute, the EpiPen® Auto-Injector and EpiPen Jr® Auto-Injector (collectively, “EpiPen® Auto-Injector”)  to meet anticipated demand; the potential impact of any change in patient access to the EpiPen® Auto-Injector and the introduction of a generic version of the EpiPen® Auto-Injector; the scope, timing, and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on financial condition, results of operations, and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2016, as amended, Mylan’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017 and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so.  Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Net sales	$3,189.8	$3,221.6	$11,760.0	$10,967.1
Other revenues	49.1	46.2	147.7	109.8
Total revenues	3,238.9	3,267.8	11,907.7	11,076.9
Cost of sales	1,944.3	1,932.8	7,124.6	6,379.9
Gross profit	1,294.6	1,335.0	4,783.1	4,697.0
Operating expenses:
Research and development	202.4	194.6	783.3	826.8
Selling, general and administrative	659.0	708.5	2,575.8	2,496.1
Litigation settlements and other contingencies, net	12.7	116.1	(13.1)	672.5
Total operating expenses	874.1	1,019.2	3,346.0	3,995.4
Earnings from operations	420.5	315.8	1,437.1	701.6
Interest expense	128.3	149.8	534.6	454.8
Other (income) expense, net	(34.9)	(58.9)	(0.5)	125.1
Earnings before income taxes	327.1	224.9	903.0	121.7
Income tax provision (benefit)	82.8	(192.6)	207.0	(358.3)
Net earnings	244.3	417.5	696.0	480.0
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders
Basic	$0.46	$0.78	$1.30	$0.94
Diluted	$0.46	$0.78	$1.30	$0.92
Weighted average ordinary shares outstanding:
Basic	533.3	534.1	534.5	513.0
Diluted	535.7	536.5	536.7	520.5

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	December 31, 2017	December 31, 2016
ASSETS
Assets
Current assets
Cash and cash equivalents	$292.1	$998.8
Accounts receivable, net	3,612.4	3,310.9
Inventories	2,542.7	2,456.4
Prepaid expenses and other current assets	766.1	756.4
Total current assets	7,213.3	7,522.5
Intangible assets, net	15,245.8	14,447.8
Goodwill	10,205.7	9,231.9
Other non-current assets	3,141.5	3,524.0
Total assets	$35,806.3	$34,726.2
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,808.9	$290.0
Current liabilities	4,576.4	4,750.7
Long-term debt	12,865.3	15,202.9
Other non-current liabilities	3,248.1	3,365.0
Total liabilities	22,498.7	23,608.6
Noncontrolling interest	—	1.4
Mylan N.V. shareholders' equity	13,307.6	11,116.2
Total liabilities and equity	$35,806.3	$34,726.2

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)
Summary of Total Revenues by Segment

	Three Months Ended
	December 31,
	2017	2016	% Change	2017 Currency Impact (1)	2017 Constant Currency Revenues	Constant Currency % Change (2)
Third party net sales
North America	$1,302.9	$1,565.0	(17)%	$(4.5)	$1,298.4	(17)%
Europe	1,071.2	927.4	16%	(87.4)	983.8	6%
Rest of World	815.7	729.2	12%	(25.1)	790.6	8%
Total third party net sales	3,189.8	3,221.6	(1)%	(117.0)	3,072.8	(5)%

Other third party revenues	49.1	46.2	6%	(0.7)	48.4	5%
Consolidated total revenues	$3,238.9	$3,267.8	(1)%	$(117.7)	$3,121.2	(4)%

	Year Ended
	December 31,
	2017	2016	% Change	2017 Currency Impact (1)	2017 Constant Currency Revenues	Constant Currency % Change (2)
Third party net sales
North America	$4,969.6	$5,629.5	(12)%	$(6.8)	$4,962.8	(12)%
Europe	3,958.3	2,953.8	34%	(89.7)	3,868.6	31%
Rest of World	2,832.1	2,383.8	19%	(52.2)	2,779.9	17%
Total third party net sales	11,760.0	10,967.1	7%	(148.7)	11,611.3	6%

Other third party revenues	147.7	109.8	35%	(0.8)	146.9	34%
Consolidated total revenues	$11,907.7	$11,076.9	8%	$(149.5)	$11,758.2	6%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)
The constant currency percentage change is derived by translating third party net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2017 constant currency third party net sales or revenues to the corresponding amount in the prior year.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. GAAP cost of sales	$1,944.3	$1,932.8	$7,124.6	$6,379.9
Deduct:
Purchase accounting amortization and other related items	(468.9)	(474.5)	(1,523.8)	(1,389.3)
Acquisition related items	—	(12.9)	(1.9)	(52.7)
Restructuring related costs	(8.8)	(15.1)	(46.0)	(28.9)
Other special items	(25.2)	(10.6)	(64.4)	(44.6)
Adjusted cost of sales	$1,441.4	$1,419.7	$5,488.5	$4,864.4

Adjusted gross profit (a)	$1,797.5	$1,848.1	$6,419.2	$6,212.5

Adjusted gross margin (a)	55%	57%	54%	56%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. GAAP R&D	$202.4	$194.6	$783.3	$826.8
Deduct:
Acquisition related costs	(0.4)	(1.4)	(1.9)	(1.8)
Restructuring related costs	(5.9)	(7.4)	(8.4)	(7.7)
Other special items	(27.7)	(22.8)	(117.7)	(121.3)
Adjusted R&D	$168.4	$163.0	$655.3	$696.0

Adjusted R&D as % of total revenues	5%	5%	6%	6%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. GAAP SG&A	$659.0	$708.5	$2,575.8	$2,496.1
Add/(deduct):
Acquisition related costs	(9.4)	(20.7)	(65.5)	(106.1)
Restructuring related costs	(60.6)	(87.5)	(133.6)	(113.1)
Purchase accounting amortization and other related items	—	(0.3)	—	(0.3)
Other special items and reclassifications	13.1	(12.8)	(13.7)	(35.5)
Adjusted SG&A	$602.1	$587.2	$2,363.0	$2,241.1

Adjusted SG&A as % of total revenues	19%	18%	20%	20%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. GAAP total operating expenses	$874.1	$1,019.2	$3,346.0	$3,995.4
Add/(deduct):
Litigation settlements and other contingencies, net	(12.7)	(116.2)	13.1	(672.6)
R&D adjustments	(34.0)	(31.6)	(128.0)	(130.8)
SG&A adjustments	(56.9)	(121.3)	(212.8)	(255.0)
Adjusted total operating expenses	$770.5	$750.1	$3,018.3	$2,937.0

Adjusted earnings from operations (b)	$1,027.0	$1,098.0	$3,400.9	$3,275.5

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. GAAP interest expense	$128.3	$149.8	$534.6	$454.8
Deduct:
Interest expense related to clean energy investments	(2.9)	(3.4)	(12.2)	(14.4)
Accretion of contingent consideration liability	(5.4)	(10.6)	(27.6)	(41.3)
Acquisition related costs	—	(0.5)	(0.2)	(46.1)
Other special items	(1.8)	(2.0)	(7.3)	(10.0)
Adjusted interest expense	$118.2	$133.3	$487.3	$343.0

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. GAAP other expense, net	$(34.9)	$(58.9)	$(0.5)	$125.1
(Add) / deduct:
Clean energy investments pre-tax income (loss)(c)	19.2	(22.9)	(47.1)	(92.3)
Purchase accounting related amortization	—	(5.7)	(5.7)	(22.6)
Acquisition related costs	—	30.0	(0.8)	(128.6)
Other items	(8.9)	19.8	(13.8)	18.5
Adjusted other income	$(24.6)	$(37.7)	$(67.9)	$(99.9)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. GAAP earnings before income taxes	$327.1	$224.9	$903.0	$121.7
Total pre tax non-GAAP adjustments	606.2	777.7	2,078.5	2,910.8
Adjusted earnings before income taxes	$933.3	$1,002.6	$2,981.5	$3,032.5

U.S. GAAP income tax provision	$82.8	$(192.6)	$207.0	$(358.3)
Tax expense on Non-GAAP adjustments	85.2	353.0	329.7	843.5
Adjusted income tax provision	$168.0	$160.4	$536.7	$485.2

Adjusted effective tax rate	18.0%	16.0%	18.0%	16.0%

	Year Ended
	December 31,
	2017	2016
U.S. GAAP net cash provided by operating activities	$2,064.8	$2,047.2
Add:
Payment of litigation settlements	532.5	68.5
Restructuring related costs	152.4	—
Financing related expense	—	66.9
Contingent Consideration	49.7	—
Acquisition related costs	29.5	244.4
R&D expense	54.6	123.2
Income tax items	—	(25.8)
Adjusted net cash provided by operating activities	$2,883.5	$2,524.4

Add / (deduct):
Capital expenditures	(275.9)	(390.4)
Proceeds from sale of certain property, plant and equipment	19.3	—
Adjusted free cash flow	$2,626.9	$2,134.0
____________

(a)
U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the Code.

December 31, 2017 Notional Debt to Year Ended December 31, 2017 Mylan N.V. Adjusted EBITDA as calculated under our Credit Agreements ("Credit Agreement Adjusted EBITDA") Leverage Ratio
The stated non-GAAP financial measure December 31, 2017 notional debt to year ended December 31, 2017 Credit Agreement Adjusted EBITDA leverage ratio is based on the sum of (i) Mylan's adjusted EBITDA for the year ended December 31, 2017 and (ii) certain adjustments permitted to be included in Credit Agreement Adjusted EBITDA as of December 31, 2017 pursuant to the Company's revolving credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and the Company's term loan credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent (together, the "Credit Agreements") as compared to Mylan's December 31, 2017 total debt at notional amounts.

Year Ended
December 31, 2017
Mylan N.V. Adjusted EBITDA	$3,791.0
Add: other adjustments including estimated synergies	117.6
Credit Agreement Adjusted EBITDA	$3,908.6

Reported debt balances:
Long-term debt, including current portion	$14,614.5
Short-term borrowings	46.5
Total reported debt balances	$14,661.0
Add / (deduct):
Net discount on various debt issuances	37.3
Deferred financing fees	75.0
Fair value of hedged debt	(15.4)
Total debt at notional amounts	$14,757.9

Notional debt to Credit Agreement Adjusted EBITDA Leverage Ratio	3.8
Long-term average debt-to-adjusted EBITDA leverage target of ~3.0x
The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x debt-to-Credit Agreement Adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term Credit Agreement Adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted net earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.